Exhibit 99.1

Xencor Reports First Quarter 2020 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif., May 7, 2020 -- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the first quarter ended March 31, 2020 and provided a review of recent business and clinical highlights.

“Xencor’s XmAb® technologies enable us, and our partners, to create antibodies and cytokines with enhanced properties and potential new mechanisms of therapeutic action. Today, our clinical-stage XmAb bispecific antibodies and cytokines include five wholly owned candidates, two being co-developed with partners and three being developed by our partners,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Despite the challenges imposed by the COVID-19 pandemic, we are fortunate that our clinical trials and research activities continue to progress, with modest disruption to trial enrollment to date, and that we continue to enjoy a strong cash position. Our collaborations are also providing us with milestone payments and royalties, and we recently established new XmAb technology partnerships in viral infectious disease with Gilead Sciences and Vir Biotechnology, the latter of which is applying our Xtend™ Fc technology to antibodies in development for the treatment of patients with COVID-19.”

Dr. Dahiyat continued, “Looking ahead, we continue to anticipate initial clinical results for our first two solid tumor programs in 2020, including initial Phase 1 data from XmAb20717, for which an abstract was accepted to the ASCO20 Virtual Scientific Program, and initial Phase 1 data from XmAb18087 later this year. Across our portfolio, we also look forward to initiating, subject to potential COVID-19 impacts, additional studies evaluating vibecotamab (XmAb14045) and plamotamab (XmAb13676), and we continue to enroll patients in the ongoing Phase 1 studies evaluating these programs. We are advancing research programs, as well, with preclinical data emerging from our first three internally developed 2+1 bispecific antibodies and an additional cytokine program.”

Recent Business and Clinical Highlights

COVID-19 Business Update: Xencor is closely monitoring the pandemic caused by the novel coronavirus SARS-CoV-2, which causes the disease COVID-19.

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Clinical Studies: The pandemic did not disrupt enrollment to Xencor’s six ongoing clinical studies during the first quarter of 2020. Clinical studies in oncology remain a high priority for patients, their families and their physicians; however, Xencor’s planned study initiations for vibecotamab and plamotamab and enrollment in its ongoing studies will likely be adversely affected in subsequent periods, as many clinical sites have delayed study initiations and have postponed enrollment in regions with significant numbers of COVID-19 cases.

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Workforce and Research Operations: In mid-March, Xencor implemented measures to protect the health and safety of its employees, including a requirement for all non-laboratory employees to work remotely and a reduction of onsite laboratory staff density by implementing alternating shifts and reorganizing research facilities.

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Licensing and Partnerships: Xencor is monitoring potential impacts to partnership revenues, which are primarily milestone payments and royalties. If the pandemic affects the sales or clinical and regulatory progress of partnered programs, Xencor’s revenue could be adversely affected in the future.

In addition, Xencor’s partners Alexion Pharmaceuticals and Vir Biotechnology each announced in April plans to initiate clinical studies evaluating antibodies that incorporate its Xtend™ Fc technology to treat patients with COVID-19.

XmAb20717: XmAb20717 is a PD-1 x CLTA-4 bispecific antibody targeting two immune checkpoint receptors and is engineered to selectively activate the tumor microenvironment (TME). XmAb20717 is being evaluated in an ongoing Phase 1 study, which is enrolling patients with advanced non-small cell lung cancer, renal cell carcinoma, prostate cancer and other cancers without approved checkpoint therapies to expansion cohorts, and the study continues to enroll patients in additional dose-escalation cohorts. An expansion cohort for patients with melanoma is fully enrolled. The American Society for Clinical Oncology (ASCO) accepted an abstract (e15001) containing initial dose-escalation data to be published in the ASCO20 Virtual Scientific Program.

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Phase 1 studies evaluating Xencor’s additional TME activators, XmAb22841 (CTLA-4 x LAG-3) and XmAb23104 (PD-1 x ICOS), are enrolling patients with select advanced solid tumors into dose-escalation cohorts.

XmAb24306: In March, Genentech dosed the first patient in a Phase 1 dose-escalation study to evaluate XmAb24306 as a single agent and in combination with atezolizumab. XmAb24306, Xencor’s first cytokine candidate, is an IL15/IL15Rα-Fc fusion protein that incorporates Xencor’s Xtend extended half-life technology. Xencor and Genentech are co-developing novel IL-15 cytokine therapeutics, including XmAb24306. The Phase 1 dose-escalation and expansion study, which is exploring XmAb24306 as a monotherapy and in combination with atezolizumab, will characterize the safety, tolerability, pharmacokinetics and preliminary anti-tumor activity in patients with locally advanced or metastatic solid tumors.

Preclinical Programs: Xencor will present data from four preclinical-stage XmAb drug candidates, including three novel 2+1 bispecific antibodies targeting solid tumors and a novel cytokine, during Session II of the American Association for Cancer Research (AACR) Annual Meeting to be held virtually June 22-24, 2020. CD3 bispecific antibodies engineered with a mixed valency format (e.g., two anti-tumor antigen binding domains and one CD3 binding domain) may potentially enhance redirected T-cell cytotoxicity (RTCC) of high antigen density tumor tissue versus low antigen density healthy tissue. The selectivity exhibited by the XmAb 2+1 bispecific antibody format potentially empowers CD3 bispecifics to address an expanded set of tumor antigens.

Select Partnered Programs: Xencor’s partners expand the use of XmAb technology by providing late-stage development capabilities, successful track records of developing or commercializing programs or have programs for potential combination with Xencor’s bispecific antibody or cytokine programs. Additionally, the plug-and-play nature of XmAb technologies enables selective access for licensees with limited effort or resources by Xencor.

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Tafasitamab (MorphoSys): In March, MorphoSys announced that the U.S. Food and Drug Administration (FDA) accepted MorphoSys’ Biologics License Application (BLA) and granted priority review for tafasitamab in combination with lenalidomide for the treatment of patients with relapsed or refractory diffuse large B cell lymphoma (r/r DLBCL), and Xencor received a milestone payment of $12.5 million. Tafasitamab was initially developed by Xencor and incorporates an XmAb Cytotoxic Fc Domain to enhance its anti-tumor activity. The FDA has set a

Prescription Drug User Fee Act (PDUFA) goal date of August 30, 2020, and Xencor is eligible to receive an additional $25 million regulatory milestone payment related to DLBCL and royalties on net sales in the high-single to low-double digit percentages.

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AMG 509 (Amgen): AMG 509 is Amgen’s STEAP1 x CD3 XmAb 2+1 bispecific antibody, developed under Xencor’s Amgen collaboration. Amgen is developing AMG 509 for patients with prostate cancer and Ewing sarcoma. Preclinical data were presented during Session I of the AACR Virtual Annual Meeting in April. Amgen is recruiting patients in a Phase 1 study of AMG 509 in patients with metastatic castration-resistant prostate cancer (mCRPC).

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Anti-HIV Antibodies (Gilead Sciences): In January, Xencor and Gilead Sciences entered into a license agreement under which Gilead has been granted access to Xencor’s Xtend extended half-life and Cytotoxic XmAb Fc technologies to develop and commercialize elipovimab (GS-9722), which is currently being evaluated in a Phase 1 clinical study for HIV, and options for up to three additional anti-HIV antibodies. Gilead has since exercised the three options. Xencor has received $13.5 million in upfront and option payments.

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Anti-COVID-19 Antibodies (Vir Biotechnology): In March, Xencor and Vir Biotechnology entered into a second license agreement, under which Vir has non-exclusive access to Xencor’s Xtend Fc technology to extend the half-life of novel antibodies that Vir is investigating as potential treatments for patients with COVID-19. Vir has announced plans to proceed directly into a Phase 2 study within the coming months. Xencor is eligible to receive royalties on the net sales of approved products in the mid-single digit percent range.

First Quarter Ended March 31, 2020 Financial Results

Cash, cash equivalents and marketable securities totaled $609.9 million at March 31, 2020, compared to $601.3 million at December 31, 2019. The increase reflects upfront and milestone payments related to licensing agreements, net of cash used to fund operating activities in the first quarter of 2020.

Total revenue for the first quarter ended March 31, 2020 was $32.4 million, compared to $111.9 million for the same period in 2019. Revenues in the first quarter of 2020 included milestone revenue recognized from MorphoSys, royalty revenue recognized from Alexion and licensing revenue recognized from Aimmune and Gilead, compared to revenues from the same period in 2019, which primarily reflects licensing revenue from Genentech.

Research and development expenditures for the first quarter ended March 31, 2020 were $33.9 million, compared to $28.2 million for the same period in 2019. Additional spending on research and development expenses for the first quarter of 2020 reflects increased spending on the plamotamab and XmAb20717 programs, partially offset by reduced spending on the obexelimab program.

General and administrative expenses for the first quarter ended March 31, 2020 were $7.2 million, compared to $5.5 million in the same period in 2019. Additional spending on general and administrative expenses for the first quarter of 2020 reflects increased spending related to personnel and professional fees.

Non-cash, stock-based compensation expense for the first quarter ended March 31, 2020 was $6.5 million, compared to $5.9 million for same period in 2019.

Net loss for the first quarter ended March 31, 2020 was $8.1 million, or $(0.14) on a fully diluted per share basis, compared to net income of $80.0 million, or $1.38 on a fully diluted per share basis, for the same period in 2019. The net loss reported for first quarter of 2020 compared to the income for the same period in 2019 is primarily due to revenue recognized from Xencor’s Genentech collaboration in 2019.

The total shares outstanding were 57,001,253 as of March 31, 2020, compared to 56,349,389 as of March 31, 2019.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2024. Xencor expects to end 2020 with between $500 million and $550 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these first quarter 2020 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 6686425. A live webcast of the conference call will be available online from the Investors section of Xencor's website at www.xencor.com. The webcast will be archived on Xencor's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases. Currently, 17 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to Xencor's financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor's research and development programs, partnering efforts, capital requirements and uncertainties related to the impact of the COVID-19 pandemic on Xencor’s and its partners’ business, including ongoing and planned clinical trials, funding and revenues. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2019 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	March 31,	December 31,
	2020	2019

Assets
Current assets
Cash and cash equivalents	$73,808	$50,312
Short-term marketable securities	497,841	479,470
Equity securities	2,253	—
Accounts receivable	6,825	21,574
Income tax receivable	904	502
Other current assets	6,476	6,547
Total current assets	588,107	558,405

Property and equipment, net	16,799	15,805
Long-term marketable securities	38,232	71,526
Intangible assets, net	14,637	14,421
Right of use asset	8,877	9,380
Income tax receivable	—	402
Other assets	311	311
Total assets	$666,963	$670,250

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$17,605	$19,184
Current portion of deferred revenue	46,176	45,205
Current portion of lease liability	2,136	2,169
Total current liabilities	65,917	66,558

Lease liabilities, net of current portion	8,041	8,565
Deferred revenue, net of current portion	—	1,926
Total liabilities	73,958	77,049

Stockholders’ equity	593,005	593,201

Total liabilities and stockholders’ equity	$666,963	$670,250

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended March 31,
	2020	2019

Revenues	$32,385	$111,939

Operating expenses:
Research and development	33,943	28,183
General and administrative	7,219	5,512
Total operating expenses	41,162	33,695

Income (loss) from operations	(8,777)	78,244

Other income, net	703	2,701
Income (loss) before income taxes	(8,074)	80,945

Income tax expense	—	900

Net income (loss)	(8,074)	80,045

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	(105)	1,316
Comprehensive income (loss)	$(8,179)	81,361

Net income (loss) per share:
Basic net income (loss) per share	$(0.14)	$1.42
Diluted net income (loss) per share	$(0.14)	$1.38
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	56,946,714	56,302,967
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	56,946,714	58,009,878

Contacts

Charles Liles

626-737-8118

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com